Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Fourth Quarter 2022 Financial Results and Beverage Merchandising Restructuring Plan

Strong full year & fourth quarter 2022 results exceed guidance; will leverage scale with streamlined operations and realigned organizational structure

Fourth Quarter 2022 Financial Highlights:

•
Net Revenues of $1,476 million for the fourth quarter of 2022 were down 3% compared to $1,527 million in the fourth quarter of 2021 and down 8% compared to $1,609 million in the third quarter of 2022.
•
Net Income from continuing operations of $27 million for the fourth quarter of 2022 decreased 21% compared to $34 million in the fourth quarter of 2021 and decreased 85% compared to $175 million in the third quarter of 2022.
•
Adjusted EBITDA1 of $167 million for the fourth quarter of 2022 decreased 19% compared to $205 million in the fourth quarter of 2021 and decreased 11% compared to $187 million in the third quarter of 2022.

Full Year 2022 Financial Highlights:

•
Net Revenues of $6,220 million for the year ended December 31, 2022 were up 14% compared to $5,437 million in the prior year.
•
Net Income from continuing operations of $319 million for the year ended December 31, 2022 compared to $33 million in the prior year.
•
Adjusted EBITDA1 of $785 million for the year ended December 31, 2022 increased 48% compared to $531 million in the prior year.

Beverage Merchandising Restructuring:

•
Announced plans to restructure the Beverage Merchandising operations and to reorganize the Company’s management structure.

LAKE FOREST, Ill., (March 6, 2023) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the fourth quarter of 2022. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “the Company exited the year on solid footing with results exceeding its prior guidance with continued focus on operational performance and delivering high service levels to customers. The Company reported an expected sequential decline in its operating results amid ongoing inflationary pressure on the consumer, combined with seasonal trends and the sale of its Beverage Merchandising Asia business in the third quarter. Net income from continuing operations declined compared to the third quarter primarily due to the gain recognized from the sale of Beverage Merchandising Asia. Adjusted EBITDA1 declined as expected, driven by the aforementioned volume softness and higher manufacturing spend mostly related to cost impacts of Winter Storm Elliott and a scheduled mill outage.

The Company completed another productive year during 2022 by executing on its strategy to focus on its core business, completing the integration of Fabri-Kal and exceeding targeted synergies, stabilizing its labor force, investing in inventory to return to target levels, improving equipment effectiveness and production throughput and managing price amid a challenging inflationary environment, all while continuing to improve service levels and de-lever the balance sheet. The Company remains cautious due to the continued elevated levels of inflation and resulting pressures in the market as well as their potential impact on end market demand. In addition, today we announced that we are taking actions to restructure our Beverage Merchandising segment and reorganize the Company’s management structure. These actions are consistent with our stated strategy of focusing on our distinctive core strength to enhance and accelerate our position as the market-leading North American Food & Beverage packaging company.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “the Company continues to focus on deleveraging the balance sheet by both improving its operations across the enterprise and managing its cash and outstanding debt levels. The Company took additional actions to de-lever and reduce interest rate risk during the fourth quarter of 2022 by repurchasing a total of $92 million in aggregate principal of its 7.95% and 8.375% debentures due in 2025 and 2027 at 97% of par. As of year-end 2022, the Company’s total debt was $4.1 billion, and its Net Debt2 was $3.6 billion, down from prior year levels. While the path of future interest rates remains uncertain, the Company also executed $1 billion of notional amount in interest rate swaps to lock in certain portions of its variable rate debt thereby reducing cash flow volatility. This focus has continued into 2023 as the Company repaid and repurchased an aggregate of $110 million of its U.S. term loans Tranche B-2 during January and February of 2023.”

1 Adjusted EBITDA is a non-GAAP measure. All references to Adjusted EBITDA are references to Adjusted EBITDA from continuing operations. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

2 Net Debt is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

Beverage Merchandising Restructuring

Pactiv Evergreen plans to take significant restructuring actions related to its Beverage Merchandising operations. The Company expects to close its Canton, North Carolina mill and its converting facility in Olmsted Falls, Ohio with operations at both facilities expected to end during the second quarter of 2023. Production from the Olmsted Falls facility will be reallocated to other sites. The Company also continues to explore strategic alternatives for its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility. The Company has not set a timetable in relation to this process. In addition, the Company plans to reorganize its management structure by combining the Beverage Merchandising and Food Merchandising businesses effective April 1, 2023.

“As we continue to confront a challenging market environment for our Beverage Merchandising business, we are faced with these difficult decisions that directly impact our employees,” said Mr. King. “We assess all changes to the business with considerable thought for our employees, customers, shareholders and communities, and do not take these decisions lightly. We remain committed to doing what's right, treating everyone with respect, and delivering on all of our commitments to our people, customers, shareholders and the communities where we operate.”

Approximately 1,300 positions will be eliminated as a result of these actions. The Company will provide outplacement assistance and severance to impacted employees, consistent with Company policy and labor union agreements.

As a result of the closures and change in management structure, we expect to incur non-cash charges in the range of $310 million to $330 million primarily during 2023 related to the acceleration of depreciation of plant and equipment and other asset impairments. We also expect to incur and pay cash charges in the range of $130 million to $185 million primarily during 2023 and 2024 related to severance and associated benefits and exit and disposal and other transition costs.

All the above estimates are provisional and include significant management judgments and assumptions that could change materially as we execute our plans. Actual results may differ from these estimates, and the execution of our plan could result in additional restructuring charges or impairments not reflected above.

“The strategic actions we are announcing today will reduce our capital expenditures and overhead costs. We expect these proactive steps to position us to remain competitive in the liquid packaging market and gain additional synergies from the further integration of our businesses. We are targeting an annualized reduction in our costs of approximately $30 million and a reduction of approximately $50 million in capital expenditures, with full annualized run rate of these benefits expected to be realized beginning in 2024,” concluded Mr. King.

Fourth Quarter 2022 Results vs. Fourth Quarter 2021 Results

Net revenues in the fourth quarter of 2022 were $1,476 million compared to $1,527 million in the fourth quarter of 2021. The decrease was primarily due to lower sales volume, largely due to the market softening amid inflationary pressures across all segments, a focus on value over volume and the strategic exit from the coated groundwood business in the Beverage Merchandising segment in December 2021. In addition, the disposition of Beverage Merchandising Asia on August 2, 2022 contributed to the decrease in net revenues. These decreases were partially offset by favorable pricing, due to the contractual pass-through of higher material costs and pricing actions across all segments.

Net income from continuing operations was $27 million in the fourth quarter of 2022 compared to $34 million in the fourth quarter of 2021. The decrease was primarily due to a $27 million increase in selling, general and administrative expenses, primarily driven by higher employee-related costs, $16 million of lower income associated with our pension plans and a $10 million increase in interest expense, primarily driven by higher interest rates on our variable rate term loans. These decreases were partially offset by a $33 million decrease in tax expense and $12 million of higher gross profit, largely driven by favorable pricing, net of higher material and manufacturing costs and lower sales volume.

Adjusted EBITDA1 was $167 million in the fourth quarter of 2022 compared to $205 million in the fourth quarter of 2021. The decrease reflects higher manufacturing costs, lower sales volume and higher employee-related costs, partially offset by favorable pricing, net of material costs passed through. Higher costs included $8 million related to the impact of Winter Storm Elliott and $8 million related to a scheduled cold mill outage.

Segment Results

Foodservice

	For the Three Months Ended December 31,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$673	$722	$(49)	(7)%	6%	(12)%	(1)%
Segment Adjusted EBITDA	$90	$104	$(14)	(13)%
Segment Adjusted EBITDA margin	13%	14%

The decrease in net revenues was primarily due to lower sales volume due to a continued focus on value over volume and the market softening amid inflationary pressures. The decrease was partially offset by favorable pricing, primarily due to the contractual pass-through of higher material costs and pricing actions taken to offset higher input costs.

The decrease in Adjusted EBITDA was primarily due to lower sales volume and higher manufacturing and employee-related costs, partially offset by favorable pricing, net of material costs passed through.

Food Merchandising

	For the Three Months Ended December 31,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$447	$410	$37	9%	16%	(8)%	1%
Segment Adjusted EBITDA	$83	$69	$14	20%
Segment Adjusted EBITDA margin	19%	17%

The increase in net revenues was primarily due to favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs, partially offset by lower sales volume, primarily due to the market softening amid inflationary pressures.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing costs, lower sales volume and higher employee-related costs.

Beverage Merchandising

	For the Three Months Ended December 31,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume	Dispositions
Total segment net revenues	$385	$412	$(27)	(7)%	13%	(10)%	(10)%
Segment Adjusted EBITDA	$21	$45	$(24)	(53)%
Segment Adjusted EBITDA margin	5%	11%

The decrease in net revenues was primarily due to the impact from the disposition of Beverage Merchandising Asia and lower sales volume, primarily due to the market softening amid inflationary pressures and the strategic exit from the coated groundwood business in December 2021. The decrease was partially offset by favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs.

The decrease in Adjusted EBITDA was primarily due to higher manufacturing and employee-related costs and the impact from the disposition of Beverage Merchandising Asia. These items were partially offset by favorable pricing, net of material costs passed through. Higher costs included $8 million of additional costs incurred related to the impact of Winter Storm Elliott and $8 million related to a scheduled cold mill outage.

Fourth Quarter 2022 Results vs. Third Quarter 2022 Results

Net revenues in the fourth quarter of 2022 were $1,476 million compared to $1,609 million in the third quarter of 2022. The decrease was primarily due to lower sales volumes, primarily due to the market softening amid inflationary pressures across all segments as well as seasonal trends in the Foodservice and Food Merchandising segments. In addition, the disposition of Beverage Merchandising Asia on August 2, 2022 contributed to the decrease in net revenues. These decreases were partially offset by favorable pricing, primarily due to the contractual pass-through of higher material costs, in the Food Merchandising and Beverage Merchandising segments.

Net income from continuing operations was $27 million in the fourth quarter of 2022 compared to $175 million in the third quarter of 2022. The decrease was primarily due to the $239 million gain on the sale of Beverage Merchandising Asia and a $47 million pension settlement gain in the third quarter that did not recur. These decreases were partially offset by a $90 million decrease in tax expense, primarily attributable to the third quarter gain on the sale of Beverage Merchandising Asia, and a $56 million asset impairment charge related to the strategic decision to exit the remaining closures businesses in the third quarter that did not recur.

Adjusted EBITDA1 was $167 million in the fourth quarter of 2022 compared to $187 million in the third quarter of 2022. The decrease was due to lower sales volume and higher manufacturing costs, partially offset by favorable pricing. Higher costs included $8 million related to the impact of Winter Storm Elliott and $8 million related to a scheduled cold mill outage.

Segment Results

Foodservice

	For the Three Months Ended
	December 31,	September 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$673	$756	$(83)	(11)%	(2)%	(9)%
Segment Adjusted EBITDA	$90	$113	$(23)	(20)%
Segment Adjusted EBITDA margin	13%	15%

The decrease in net revenues was primarily due to lower sales volume due to the market softening amid inflationary pressures and seasonal trends.

The decrease in Adjusted EBITDA was primarily due to lower sales volume.

Food Merchandising

	For the Three Months Ended
	December 31,	September 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$447	$455	$(8)	(2)%	4%	(6)%
Segment Adjusted EBITDA	$83	$70	$13	19%
Segment Adjusted EBITDA margin	19%	15%

The decrease in net revenues was primarily due to lower sales volume, primarily due to seasonal trends and the market softening amid inflationary pressures, partially offset by favorable pricing, arising from the contractual pass-through of higher material costs and pricing actions taken to offset higher input costs.

The increase in Adjusted EBITDA was primarily due to favorable pricing, partially offset by lower sales volume.

Beverage Merchandising

	For the Three Months Ended
	December 31,	September 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume	Dispositions
Total segment net revenues	$385	$422	$(37)	(9)%	2%	(8)%	(3)%
Segment Adjusted EBITDA	$21	$26	$(5)	(19)%
Segment Adjusted EBITDA margin	5%	6%

The decrease in net revenues was primarily due to lower sales volume, primarily due to the market softening amid inflationary pressures, and the impact from the disposition of Beverage Merchandising Asia, partially offset by favorable pricing, arising from the contractual pass through of higher material costs.

The decrease in Adjusted EBITDA was primarily due to higher manufacturing costs and lower sales volume, partially offset by favorable pricing and insurance proceeds related to Winter Storm Uri. Higher costs included $8 million of additional costs incurred related to the impact of Winter Storm Elliott and $8 million related to a scheduled cold mill outage.

Balance Sheet and Cash Flow Highlights

The Company continues to focus on strengthening its balance sheet. The Company’s Free Cash Flow3 improved compared to the third quarter of 2022, primarily due to the completion of the strategic inventory build and the timing of cash collections. The Company paid dividends to shareholders of $0.40 per share during the year ended December 31, 2022. The Company’s Board of Directors declared a fourth quarter 2022 dividend on March 2, 2023 of $0.10 per share of common stock, payable on March 24, 2023 to shareholders of record as of March 17, 2023.

(In millions)	As of December 31, 2022	(In millions)	For the Three Months Ended December 31, 2022
Total outstanding debt	$4,136	Net cash flow provided by operating activities	$173
Cash and cash equivalents	(531)	Capital expenditures	(89)
Net Debt[2]	$3,605	Free Cash Flow[3]	$84

Outlook

The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA without unreasonable effort because of the uncertainty and potential variability in amount and timing of our restructuring, asset impairment and other related charges (such as those we expect to arise from the anticipated Beverage Merchandising Restructuring), non-cash pension income or expense, unrealized gains or losses on derivatives and foreign exchange gains or losses on cash, which are reconciling items between GAAP net income from continuing operations and Adjusted EBITDA and could significantly impact GAAP results.

“I am pleased with the Company's performance during 2022 and excited about our opportunities for growth. While we expect to be faced with many challenges during 2023 such as ongoing inflationary pressures on the consumer and the potential for a slowdown in the broader economy, we continue to take actions to further enhance our business. The announced restructuring of our business will likely also come with a unique set of challenges, but we expect it to enable us to further grow our business and improve our operating results upon completion. With this context in mind, the Company is providing Adjusted EBITDA1 guidance in the range of $755 million to $780 million for full year 2023 and approximately $160 million for the first quarter of 2023,” said Mr. King.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on March 7, 2023 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 300-9306 from the U.S. or (412) 542-4176 internationally and use access code 1063220. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 16,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

3 Free Cash Flow is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results, our expectations regarding consumers’ demand and the duration and severity of ongoing macroeconomic challenges and our plans regarding the restructuring of our Beverage Merchandising operations announced today, including as they relate to the impacted facilities, planned restructuring activities, expected timelines, affected positions, amount and type of cash and non-cash charges that we expect to incur and the timing thereof and the impact of the restructuring on our competitive position and realization of synergies. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, or SEC, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC and our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Free Cash Flow and Net Debt. The Company defines Adjusted EBITDA as net income from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash, executive transition charges and gains or losses on certain legal settlements. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net income from continuing operations to Adjusted EBITDA, (ii) net cash provided by operating activities to Free Cash Flow and (iii) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist it in comparing performance from period to period and as a measure of operational performance. It is also a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. The Company also believes that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above. The Company presents Free Cash Flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA and other metrics derived from it, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net revenues	$1,476	$1,609	$1,527	$6,220	$5,437
Cost of sales	(1,251)	(1,377)	(1,314)	(5,223)	(4,863)
Gross profit	225	232	213	997	574
Selling, general and administrative expenses	(148)	(145)	(121)	(583)	(466)
Restructuring, asset impairment and other related charges	—	(57)	(1)	(58)	(9)
Other income, net	2	239	2	281	20
Operating income from continuing operations	79	269	93	637	119
Non-operating (expense) income, net	(3)	44	13	49	101
Interest expense, net	(60)	(59)	(50)	(218)	(191)
Income from continuing operations before tax	16	254	56	468	29
Income tax benefit (expense)	11	(79)	(22)	(149)	4
Net income from continuing operations	27	175	34	319	33
Income (loss) from discontinued operations, net of income taxes	—	1	(2)	1	(8)
Net income	27	176	32	320	25
Income attributable to non-controlling interests	(1)	—	(1)	(2)	(2)
Net income attributable to Pactiv Evergreen Inc. common shareholders	$26	$176	$31	$318	$23
Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders:
From continuing operations:
Basic	$0.15	$0.98	$0.19	$1.77	$0.17
Diluted	$0.15	$0.98	$0.19	$1.77	$0.17
From discontinued operations:
Basic	$—	$0.01	$(0.02)	$0.01	$(0.04)
Diluted	$—	$—	$(0.02)	$-	$(0.04)
Total:
Basic	$0.15	$0.99	$0.17	$1.78	$0.13
Diluted	$0.15	$0.98	$0.17	$1.77	$0.13

Weighted-average shares outstanding - basic	178.2	177.9	177.5	177.8	177.4
Weighted-average shares outstanding - diluted	179.0	178.7	177.9	178.4	177.7

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of December 31, 2022	As of September 30, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$531	$559	$197
Accounts receivable, net	448	523	474
Related party receivables	46	46	48
Inventories	1,062	1,123	854
Other current assets	126	117	127
Assets held for sale	6	—	162
Total current assets	2,219	2,368	1,862
Property, plant and equipment, net	1,773	1,735	1,786
Operating lease right-of-use assets, net	262	275	278
Goodwill	1,815	1,815	1,812
Intangible assets, net	1,064	1,079	1,127
Other noncurrent assets	173	153	156
Total assets	$7,306	$7,425	$7,021
Liabilities
Accounts payable	$388	$411	$364
Related party payables	6	10	10
Current portion of long-term debt	31	31	30
Current portion of operating lease liabilities	65	64	61
Income taxes payable	6	5	8
Accrued and other current liabilities	415	437	315
Liabilities held for sale	3	24	31
Total current liabilities	914	982	819
Long-term debt	4,105	4,202	4,220
Long-term operating lease liabilities	209	222	229
Deferred income taxes	319	318	246
Long-term employee benefit obligations	60	97	79
Other noncurrent liabilities	146	137	140
Total liabilities	$5,753	$5,958	$5,733
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,548	1,462	1,284
Non-controlling interests	5	5	4
Total equity	$1,553	$1,467	$1,288
Total liabilities and equity	$7,306	$7,425	$7,021

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Operating Activities:
Net income	$27	$176	$74	$43	$32
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	84	85	86	84	91
Deferred income taxes	(14)	50	27	18	21
Unrealized losses (gains) on derivatives	—	10	(1)	(5)	2
Asset impairment charges	—	56	—	—	—
Gain on sale of businesses and noncurrent assets	—	(239)	—	(27)	—
Non-cash portion of employee benefit obligations	3	(44)	3	(10)	(12)
Non-cash portion of operating lease expense	20	21	22	19	20
Amortization of OID and DIC	—	2	1	1	1
Gain on extinguishment of debt	(2)	—	—	—	—
Equity based compensation	8	6	6	4	2
Other non-cash items, net	2	3	9	2	(1)
Change in assets and liabilities:
Accounts receivable, net	79	4	(43)	(11)	21
Inventories	58	(35)	(154)	(115)	12
Other current assets	7	7	(21)	9	(4)
Accounts payable	(45)	(66)	61	66	(37)
Operating lease payments	(20)	(21)	(21)	(19)	(18)
Income taxes payable/receivable	(6)	(1)	1	(1)	(8)
Accrued and other current liabilities	(21)	67	(1)	59	(47)
Employee benefit obligation contributions	(2)	(1)	(2)	(1)	(3)
Other assets and liabilities	(5)	(5)	(1)	4	(1)
Net cash provided by operating activities	173	75	46	120	71
Investing Activities:
Acquisition of property, plant and equipment	(89)	(55)	(64)	(50)	(83)
Acquisition of business, net of cash acquired	—	—	—	(2)	(374)
Disposal of businesses and joint venture equity interests, net of cash disposed	(6)	317	—	47	—
Other investing activities	1	3	—	—	—
Net cash (used in) provided by investing activities	(94)	265	(64)	(5)	(457)
Financing Activities:
Long-term debt repayments	(95)	(6)	(5)	(6)	(5)
Dividends paid to common shareholders	(17)	(18)	(18)	(18)	(18)
Other financing activities	(2)	(2)	(3)	(3)	(3)
Net cash used in financing activities	(114)	(26)	(26)	(27)	(26)
Effect of exchange rate changes on cash and cash equivalents	2	(3)	(3)	—	(1)
(Decrease) increase in cash and cash equivalents	(33)	311	(47)	88	(413)
Cash and cash equivalents, including amounts classified as held for sale, as of beginning of the period(1)	566	255	302	214	627
Cash and cash equivalents as of end of the period(1)	$533	$566	$255	$302	$214

(1) Includes $2 million, $7 million, $9 million, $19 million and $17 million of cash and cash equivalents classified as current assets held for sale as of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Reportable segment net revenues
Foodservice	$673	$756	$722
Food Merchandising	447	455	410
Beverage Merchandising	385	422	412
Other	6	26	21
Intersegment revenues	(35)	(50)	(38)
Total net revenues	$1,476	$1,609	$1,527

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Reportable segment Adjusted EBITDA
Foodservice	$90	$113	$104
Food Merchandising	83	70	69
Beverage Merchandising	21	26	45
Other	(1)	1	1
Unallocated	(26)	(23)	(14)
Adjusted EBITDA (Non-GAAP)	$167	$187	$205

Pactiv Evergreen Inc.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(in millions)

(unaudited)

	For the Years Ended		For the Three Months Ended
	December 31,		December 31,	September 30,	December 31,
	2022	2021	2022	2022	2021
Net income from continuing operations (GAAP)	$319	$33	$27	$175	$34
Income tax expense (benefit)	149	(4)	(11)	79	22
Interest expense, net	218	191	60	59	50
Depreciation and amortization	339	344	84	85	91
Restructuring, asset impairment and other related charges(1)	58	9	—	57	1
Gain on sale of business and noncurrent assets(2)	(266)	—	—	(239)	—
Non-cash pension (income) expense(3)	(49)	(101)	3	(44)	(13)
Operational process engineering-related consultancy costs(4)	9	21	2	3	5
Business acquisition costs and purchase accounting adjustments(5)	6	15	—	—	13
Unrealized losses on derivatives	4	7	—	10	2
Foreign exchange losses on cash	3	2	1	—	1
Executive transition charges(6)	2	10	—	—	—
Gain on legal settlement(7)	(15)	—	—	—	—
Costs associated with legacy facility(8)	6	—	—	—	—
Other	2	4	1	2	(1)
Adjusted EBITDA (Non-GAAP)	$785	$531	$167	$187	$205
(1)
Reflects restructuring, asset impairment and other related charges primarily associated with the decision to exit our remaining closures businesses and our closure of Beverage Merchandising’s coated groundwood operations.
(2)
Reflects the gain from the sale of businesses and noncurrent assets, primarily related to the sale of Beverage Merchandising Asia and the sale of our equity interests in Naturepak Beverage Packaging Co. Ltd.
(3)
Reflects the non-cash pension (income) expense related to our employee benefit plans, including the pension settlement gains of $47 million, $10 million and $22 million recognized during the third quarter of 2022, the first quarter of 2022 and the third quarter of 2021, respectively.
(4)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(5)
Reflects amounts related to the acquisition of Fabri-Kal, including a $12 million inventory fair value step-up that was expensed within cost of sales during 2021.
(6)
Reflects charges relating to key executive separation agreements.
(7)
Reflects the gain, net of costs, arising from the settlement of a historical legal action.
(8)
Reflects costs related to a closed facility, sold prior to our acquisition of the entity.